UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 13, 2002

Date Of Report (Date of earliest event reported)

Rx Medical Services Corp.

(Exact name of registrant as specified in its charter)

1-10963

(Commission File Number)

Nevada	87-0436782

(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

888 East Las Olas Blvd., Suite 210, Fort Lauderdale, Florida 33301

(Address of principal executive offices and zip code)

(954) 462-1711

(Registrant’s telephone number including area code)

Item 1. Changes In Control Of Registrant

     None

Item 2. Acquisition Or Disposition Of Assets

Rx Medical Services Corp. (the “Company”) is currently in negotiations with an entity to take over the operation of the Dickenson County Medical Center (“DCMC”). DCMC is the Company’s sole remaining operating hospital and its only current source of revenue. The Company will be forced to close DCMC immediately if these negotiations are unsuccessful.

Item 3. Bankruptcy Or Receivership

None

Item 4. Changes In Registrant’s Certifying Accountant

None

Item 5. Other Events

On October 31, 2002, the Company was informed by National Century Financial Enterprises, Inc. and its affiliates (“NCFE”), the Company’s primary, and currently sole, financing source, that NCFE has been precluded by its financing sources from releasing funds for the purchase of receivables and therefore did not know when or whether it would be in a position to purchase any receivables in the future. The Company has not received any financing from NCFE since October 16, 2002.

Due to recent articles in various newspapers, it appears, that NCFE will no longer purchase any receivables from or fund the operational deficits of the Company. The Company’s ability to continue as a going concern is dependent on the continued funding of its operations by NCFE and without these fundings the Company’s ability to continue as a going concern has been severely impacted and more likely than not will require the Company to seek protection under Chapter 11 of the United States Bankruptcy Code while the Company seeks another financing source or an acquirer of the Company. If the Company cannot locate a new source of financing or a suitable acquisition candidate for the Company, the Company will more likely than not be required to cease operations in their entirety and file a voluntary petition under Chapter 7 of the United States Bankruptcy Code.

Due to the above mentioned the Company may not be able to comply with its financial reporting requirements and does not know at this time when, if ever, that it will file any Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K.

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Item 6. Resignations Of Registrant’s Directors

None

Item 7. Financial Statements And Exhibits

None

Item 8. Change In Fiscal Year

None

Item 9. Regulation FD Disclosure

None

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rx MEDICAL SERVICES CORP.

By: /s/ Michael L. Goldberg

Michael L. Goldberg Director, Chairman, and Chief Executive Officer

Date: November 14, 2002
By: /s/ Dennis Dolnick

Dennis Dolnick Chief Financial Officer
Date: November 14, 2002

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